Exhibit 99.1

Deepwater Offshore Oil and Gas Specialist Deep Down Reports

Q1 Results and Hosts Investor Call Wednesday, May 16 at 10am ET

Houston, TX – May 15, 2018 – Deep Down, Inc. (OTCQX: DPDW) (“Deep Down”), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its first quarter ended March 31, 2018 (Q1’18). Deep Down will hold a conference call tomorrow at 10:00 am ET to review its results and discuss its 2018 outlook (details below).

Deep Down at a Glance

Share Price:	$0.85	Cash and Short-term investments*:	$2.9M
52-Week Range:	$0.67 - $1.25	Book Value*:	$21.0M
Shares Out*:	13.4M	Price / Book Value:	0.54x
Market Cap:	$11.4M	TTM Revenue:	$17.6M

* at 3/31/18

Ronald E. Smith, CEO, stated, “While we are increasingly confident in the demand trends for our expertise and product offerings over the balance of this year and going forward, our performance for the three months ended March 31, 2018 reflected industry softness in the first few months of the year as well as our sensitivity to order timing on both a year over year and sequential basis. We continue to focus our resources and business development efforts on a variety of new geographies and customer prospects while also working to advance our participation in existing customer projects.

“Early in the second quarter we announced over $4 million of new orders for the installation of subsea equipment in the Caribbean and South Pacific from two new customers in South America. We believe these awards reflect a steady ”thawing” of development activity in our industry. They also underscore the strength of our deep industry expertise, capabilities and reputation in solving unique challenges of deepwater deployments. We expect to complete these contracts principally by the end of September 2018.

“Reflecting feedback from our sales and marketing outreach, we are cautiously optimistic regarding contract activity over the remainder of the year, particularly as oil prices continue to firm. We are also very encouraged by recent greenlighting of major offshore projects that are based on a breakeven price of $35 per barrel. Such economics provide a very compelling return on investment for new well development and production where we can position Deep Down to participate.

“Our strategic partnerships in West Africa continue to progress, however more slowly than first expected. We are now in meaningful discussions with the multi-national oil companies in the region regarding our capabilities and ability to provide locally-sourced products for major field developments off the coast in 2019 and beyond.

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“We also see Asia as one of the more promising geographies for offshore business. We recently returned from an extended tour of Asia where we met with many prospective agents, partners and customers across several countries. There appears to be substantial capital available to support deepwater production, and we learned of a range of projects in early, mid and late state development. Deep Down’s engineering expertise, flexibility, service and ability to move quickly resonated well with most audiences, providing us confidence in our ability to secure business in these new markets.”

Operating Results

Q1’18 revenues declined to $3.7 million compared to $5.6 million in Q1’17, primarily due to fewer customer projects in the period, reflecting challenging industry conditions.

Principally due to lower revenues in Q1’18 and their impact on overhead absorption, gross margin decreased to 31% in Q1 ’18 compared to 47% in Q1 ’17. Lower revenues and gross margin reduced Q1’18 gross profit to $1.1 million, compared to $2.6 million in Q1 ’17.

Selling, general and administrative expenses (SG&A) for Q1 ‘18 declined 24% to $1.9 million compared to $2.5 million in Q1 ‘17, principally reflecting the impact of cost containment measures. Deep Down expects the full benefit of these overhead reductions to be realized starting in Q2 ’18.

Deep Down reported a modified EBITDA loss of $419,000 in Q1 ’18 compared to modified EBITDA of $479,000 in Q1 ’17 and provides a reconciliation to net income/loss below. Deep Down reported a net loss of $850,000 in Q1 ‘18, or ($0.06) per basic share, compared to net income of $64,000, or breakeven per share, in Q1 ‘17, with the decrease due primarily to lower revenues. Per share results are based on 13.4 million and 15.4 million weighted average shares outstanding in Q1’18 and Q1’17 respectively.

At March 31, 2018, Deep Down had working capital of $7.5 million, including cash and short-term investments of $2.9 million and total shareholders’ equity of $21.0 million.

Charles Njuguna, CFO, commented, “Deep Down has made solid progress in managing our business and cost structure to better match the current realities of the offshore market. However, we have consciously retained key personnel assets and their related expense in order to put us in a strong position to pursue and win projects over the balance of 2018 and into next year. Deep Down’s core value proposition is our deep expertise, creative thinking and broad solution set, along with our ability to react quickly to customer demand. In that regard we feel we’ve found the right balance in our staffing and spending, which should be reflected as we move through the balance of the year.

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“Impacting our cash position, Deep Down had a $1.4 million increase in accounts receivable in Q1 ’18 compared to year-end, principally reflecting efforts by some of the largest oil companies to lengthen vendor payment terms. We expect this situation to be resolved by the close of the second quarter. While we believe we are well funded to advance the business, management continues to evaluate opportunities to optimize our cost structure as well as to monetize non-core assets to further enhance our financial liquidity.”

Conference Call Details:

Call Dial-in:	877-303-6187 or 678-894-3073 Int’l – Call ID: 3655029

Webcast / Replay URL:	Deep Down Webcast or https://edge.media-server.com/m6/p/gv887aij

Call Replay:	855-859-2056 or 404 537-3406 Int’l – Call ID: 3655029
Available through 6/5/18

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on:	InvestorsHangout.com:	Deep Down
	Twitter:	@DeepDownIR

Investor Relations:

Catalyst IR

Tanya Kamatu

212-924-9800

dpdw@catalyst-ir.com

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

	Three Months Ended
	March 31,	March 31,
	2018	2017
(In thousands, except per share amounts)	unaudited	unaudited
Revenues	$3,706	$5,609
Cost of sales	2,572	2,965
Gross profit	1,134	2,644
Total operating expenses	1,988	2,588
Operating income (loss)	(854)	56
Interest income, net	9	13
Income (loss) before income taxes	(845)	69
Income tax expense	(5)	(5)
Net (loss) income	$(850)	$64
Net income (loss) per share, basic and diluted	$(0.06)	$0
Weighted-average shares outstanding, basic and diluted	13,436	15,374

Modified EBITDA data:
Net (loss) income	$(850)	$64
Deduct interest income, net	(9)	(13)
Add depreciation and amortization	431	389
Add income tax expense, net	5	5
Add share-based compensation	4	34
Modified (EBITDA Loss) EBITDA	$(419)	$479

Cash flow data:
Cash provided by (used in):
Operating activities	$(1,759)	$343
Investing activities	(273)	(450)
Financing activities	(1)	(83)
Total change in cash	$(2,033)	$(190)

Balance Sheet data:
Cash and short term investment (CD)	$2,923	$4,956
Current assets	8,930	10,325
Current liabilities	1,391	2,123
Working capital	7,539	8,202
Total assets	22,447	23,970
Total liabilities	1,446	2,123
Stockholders' equity	$21,001	$21,847
Stockholders' equity per common share	$1.56	$1.42

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